Exhibit 99.1

Contacts:

Investors Traci McCarty BioMarin Pharmaceutical Inc. (415) 455-7558	Media Erin Rau BioMarin Pharmaceutical Inc. (925) 683-9622

BioMarin Announces Proposed Private Offering of Senior Notes and Syndication of New Senior Secured Term Loan Facility

SAN RAFAEL, Calif., Jan. 26, 2026/PRNewswire/ — BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (“BioMarin”) announced today that it intends to offer, subject to market and other conditions, $850 million of senior unsecured notes due 2034 (the “Notes”).

BioMarin also announced that, in connection with the pending acquisition (the “Acquisition”) of Amicus Therapeutics, Inc. (“Amicus”), it launched the syndication of a new $2 billion senior secured term loan “B” facility (the “Term Loan B Facility”), which Term Loan B Facility is in addition to a $800 million senior secured term loan “A” facility (the “Term Loan A Facility” and, together with the Term Loan B Facility, the “Term Facilities”), and a $600 million senior secured revolving credit facility into which BioMarin expects to enter in connection with the Acquisition (the “New Revolving Facility” and, together with the Term Facilities, the “New Senior Secured Credit Facilities”).

BioMarin intends to use the net proceeds from the offering of the Notes, together with borrowings under the Term Facilities and cash on hand, to fund the consideration payable in connection with the Acquisition and related fees and expenses in connection with the Acquisition, the borrowings under the New Senior Secured Credit Facilities, and the issuance of the Notes. The company may also borrow up to $150 million under the New Revolving Facility to pay such fees and expenses.

Gross proceeds from the issuance of the Notes will be deposited into an escrow account at the closing of the Offering, pending consummation of the Acquisition. In the event that the Acquisition is not completed on or prior to December 19, 2026, or upon the occurrence of certain other events, BioMarin will be required to redeem all of the Notes at a redemption price equal to 100% of the initial issue price of the Notes plus accrued and unpaid interest from the date of issuance, or the most recent date to which interest has been paid or provided for, to but excluding the special mandatory redemption date.

The Notes will be jointly and severally guaranteed by certain of BioMarin’s subsidiaries that will guarantee the obligations under the New Senior Secured Credit Facilities, including, after the closing of the Acquisition, Amicus and certain of its subsidiaries that will guarantee the obligations under the New Senior Secured Credit Facilities.

The indenture governing the Notes is expected to contain customary covenants that, among other things, restrict, with certain exceptions, the ability of each of BioMarin and its subsidiaries to incur additional debt, pay dividends, make certain other restricted payments, incur debt secured by liens, dispose of assets, engage in consolidations and mergers or sell or transfer all or substantially all of its assets.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of or in a transaction not subject to the Securities Act and any state or other applicable securities laws. Accordingly, the offering of the Notes is available only to a limited number of persons who are either (1) reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (2) non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom and in compliance with any state or other applicable securities laws.

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This press release contains information about the pending offering of the Notes, and there can be no assurance that the offering will be completed. The offering of the Notes may be made only by means of an offering memorandum.

About BioMarin

BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients.

Forward-Looking Statements

This press release contains forward-looking statements about the proposed offering of the Notes, the entry into the New Senior Secured Credit Facilities, BioMarin’s intention to issue the Notes and the expected use of proceeds. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others, the timing to consummate the proposed Notes offering, New Senior Secured Credit Facilities and Acquisition, and the risk that such transactions may not close, as well as those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

BioMarin® is a registered trademark of BioMarin Pharmaceutical Inc.